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                                                                    EXHIBIT 99.4


                               LIBERTE INVESTORS

                      SPECIAL MEETING OF THE SHAREHOLDERS
                               ON AUGUST 15, 1996

To Brokers, Commercial Banks, Dealers,
    Trust Companies, and Other Nominees:

                 We have enclosed sets of the materials listed below relating to a special meeting of shareholders of Liberte Investors (the "Trust") on August 15, 1996 to vote upon: (i) the amendment to Section 8.2 of the Declaration of Trust (as amended, the "Declaration of Trust") to enable the Trust to reorganize into a Delaware corporation (the "Company"), (ii) the approval of a Plan of Reorganization, under which the Trust will reorganize into the Company, and (iii) the approval of a Stock Purchase Agreement, under which the Company will sell shares of its common stock to Hunter's Glen/Ford, Ltd., an affiliate of Mr. Gerald J. Ford, or a permitted assignee. Please forward these materials to your clients who own beneficial shares in the Trust.

         1.      A Cover Letter from the Trust's Chief Executive Officer.

         2.      A Notice of the Special Meeting of Shareholders.

         3.      A Proxy Statement/Prospectus.

         4.      A Proxy Card.

         5. A copy of the Trust's Annual Report on Form 10-K for the year ended June 30, 1995, as amended.

         6. A copy of the Trust's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         7. A printed form letter that you may send to your clients who own beneficial shares in the Trust, with spaces provided for obtaining your client's instructions with regard to the matters to be voted upon at the meeting.

                 We request that you contact your clients as soon as possible. The special meeting will be held at 2:00 p.m., Central Time, on August 15, 1996.

                 The Trust will not pay any commissions or fees to you for soliciting proxies for the special meeting. Upon request, however, the Trust will reimburse you for the customary clerical and mailing expenses that you incur when forwarding the enclosed materials to your clients, provided that the officers, trustees, and shareholders of the trust will not have any personal liability for such reimbursements.

                 Please address any inquiries with respect to the special meeting to the solicitation agent, who is Corporate Investor Communications, Inc., at 111 Commerce Road, Carlstadt, New Jersey 07072-2586, telephone number
(201) 896-1900, facsimile number  (201) 804-8017.


                                                   Very truly yours,

                                                   LIBERTE INVESTORS